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                                                                      Exhibit 16

                            [Arthur Andersen LLP Letterhead]


July 2, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated July 2, 2002 of Precision Optics Corporation, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc: Jack P. Dreimiller, Chief Financial Officer, Precision Optics
    Corporation, Inc.